EXHIBIT 3.8

CERTIFICATE
OF
AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
CALIFORNIA PROSPECTORS, LTD.

The undersigned individual hereby certifies and declares that:

1.    He is the Secretary and Treasurer of Last Chance, Inc., a Nevada corporation, the sole Member (the "Initial Member" and, together with any additional members of the Company admitted from time to time pursuant to hereto and pursuant to the Operating Agreement, the "Members") of California Prospectors, Ltd., a Nevada limited liability company (the "Company"), and is duly authorized to execute this Certificate of Amended and Restated Articles of Organization (this "Certificate") on behalf of the Member;

2.     The original Articles of Organization of the Company were filed in the Office of the Secretary of State of Nevada on the 5th day of January, 1998 and were amended on June 13th, 2002. There have been no further amendments to the Articles of Organization of the Company to date;

3.    Capital has been paid to the Company and membership interests in the Company have been issued;

4.     The Initial Member, as the sole Member of the Company, has approved and consented to this Certificate and further authorized the filing of the Certificate with the Office of the Secretary of State of the State of Nevada; and

5.    The following sets forth the entire test of the Articles of Organization of the Company, as amended and restated in its entirety as of this date.

ARTICLE I
NAME OF LIMITED LIABILITY COMPANY

The name of the limited liability company is California Prospectors, Ltd. (the "Company").

ARTICLE II
PERIOD OF DURATION

The Company shall have perpetual existence, and there shall be no latest date on which dissolution of the Company shall occur.

ARTICLE III
PURPOSES

The character and general nature of the business to be conducted by the Company is all legal and lawful purposes allowed pursuant to Nevada Revised Statutes Chapter 86, except for the purpose of insurance.

ARTICLE IV
RESIDENT AGENT AND REGISTERED OFFICE

The name of the Company's resident agent for service of process is Sean T. Higgins and the street address of such resident and the Company's registered office is 5195 Las Vegas Boulevard South, Las Vegas, Nevada 89119.

ARTICLE V
OPERATING AGREEMENT

The Operating Agreement of the Company shall be adopted by the written consent of the Initial Member and shall include provisions, which are not inconsistent with the law or these Articles of Organization. The Operating Agreement, from time to time, may be restated, amended, or altered in accordance with its terms.

ARTICLE VI
ADDITIONAL MEMBERS

Additional Members may be admitted at such times and on such terms and conditions as the remaining Members of the Company may agree and as provided in the Operating Agreement of the Company.

ARTICLE VII
RIGHT TO CONTINUE BUSINESS

Except as otherwise provided in the Operating Agreement, the Members of the Company shall have the right to continue the Company upon death, insanity, retirement, resignation, expulsion, bankruptcy, or dissolution of a member or occurrence of any other event which terminates the continued membership of a Member in the Company, as long as there is at least one (l) remaining Member upon and after such event, within ninety (90) days after such event.

ARTICLE VIII
LIABILITIES OF MEMBERS AND MANAGERS

Members, directors, managers, and officers of the Company shall not be liable under a judgment, decree, or order of any court against the Company or in any other manner for a debt, obligation, or liability of the Company.

ARTICLE IX
MANAGEMENT OF THE COMPANY

The Company shall be managed by Managers and the Managers shall have those responsibilities, powers, and authorities more fully described in the Operating Agreement of the Company. The Members directly, or through delegation to the Managers shall have the power to appoint agents (who may be referred to as "officers") to act with such titles and such powers as the Members or the Managers may determine. In accordance with the Nevada Revised Statutes§ 86.161(3), the name and business address of the Managers of the company is as follows:

Edward J. Herbst
5195 Las Vegas Boulevard South
Las Vegas, Nevada 89119

Timothy P. Herbst
5195 Las Vegas Boulevard South
Las Vegas, Nevada 89119

Troy D. Herbst
5195 Las Vegas Boulevard South
Las Vegas, Nevada 89119

ARTICLE X
GAMING REGULATORY PROVISIOINS

Upon the Company's licensure to conduct nonrestriced gaming by the Nevada Gaming Commission (the "Commission"), the following provisions of this Article X shall become immediately operative as required pursuant to Nevada Gaming Commission Regulation 15B.1l0(2) and (3);

Notwithstanding anything to the contrary expressed or implied in these Articles of Organization, the sale, assignment, transfer, pledge, or other disposition of any interest in the Company is ineffective unless approved in advance by the Commission. If, at anytime, the Commission is ineffective unless approved in advance by the Commission. If, at anytime, the Commission finds that a Member, which owns any such interest, is unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact. The Company shall, within ten days from the date it receives the notice from the Commission, return to the unsuitable member the amount of his capital account as reflected on the books of the Company. Beginning on the date when the Commission serves notice of a determination of unsuitability pursuant to the preceding sentence upon the Company, it is unlawful for the unsuitable member: (a) to receive any share of the distribution of the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee any voting rights conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company for services rendered or otherwise.

Any Member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall within ten (10) days after the Company receives notice from the Commission, return to the Member in cash, the amount of his capital account as reflected on the books of the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

ARTICLE XI
SPECIAL PROVISIONS

Any Manager may be a representative for the Company with authority to sign for the Company with the State of California Department of Alcoholic Beverage Control.

ARTICLE XII
INDEMNIFICATION

The Company may, to the fullest extent permitted by law and the Operating Agreement of the Company, as either may be amended and supplemented, indemnify all persons whom it shall have power to indemnify from and against all of the expenses, liabilities, or other matters referred to in or covered by law or the Operating Agreement.

ARTICLE XIII
AMENDMENT/DEFINITIONS

The Company reserves the right to amend, alter, change, or repeal any provision contained in these Amended and Restated Articles of Organization in a manner now or hereafter prescribed by Nevada law. Unless otherwise defined herein, terms set forth in this Certificate shall have the meanings set forth in the Nevada Revised Statutes Chapter 86.

IN WITNESS WHEREOF, the undersigned Manager of the Company has hereunto executed this Certificate of Amended and Restated Articles of Organization of the Company this 6th day of March, 2007.

California Prospectors, Ltd.,
A Nevada limited liability company

Manager:

Last Chance, Inc., a Nevada Corporation

___________________________________
Troy D. Herbst
Secretary/Treasurer

State of Nevada)
) ss.
County of Clark)

Signed and sworn to (or affirmed) before me on March 6, 2007 by Troy D. Herbst.

_____________________________
Notary Public                (seal)

EXHIBIT A

CAPITAL CONTRIBUTIONS AND ADDRESSES OF MEMBERS

Member's Name	Member's Address	Member's Capital Contribution	Member's Membership

Last Chance Inc.,	5195 Las Vegas Blvd. South	$0.01	100%
A Nevada Corporation	Las Vegas, Nevada 89119